Exhibit 99

Third Quarter 2009

Condensed Consolidated Statements of Income

(Unaudited) (In thousands, except per share data)	Three Months Ended September 30, 2009	2008	Nine Months Ended September 30, 2009	2008
Total interest income	$ 82,325	$ 89,928	$ 245,356	$ 269,105
Total interest expense	21,026	29,234	65,804	93,237
Net interest income	61,299	60,694	179,552	175,868
Provision for loan losses	10,500	5,636	31,800	13,320
Net interest income after provision for loan losses	50,799	55,058	147,752	162,548
Noninterest income	25,000	24,389	78,480	76,012
Noninterest expense	57,376	55,189	162,558	158,034
Income before taxes	18,423	24,258	63,674	80,526
Income taxes	6,105	8,362	21,332	27,928
Net income	12,318	15,896	42,342	52,598
Less: preferred stock dividends	862	863	2,559	2,484
Net income to common stockholders	$ 11,456	$ 15,033	$ 39,783	$ 50,114

DATA PER COMMON SHARE:

	Three Months 2009	2008	Nine Months 2009	2008
Diluted EPS	$ 1.46	$ 1.89	$ 5.02	$ 6.25
Dividends	0.45	0.65	1.55	1.95
Book value to common stockholders			66.26	59.85
Tangible book value to common stockholders			38.87	31.78
Appraised value			60.00 *	77.00**

* Based on the latest independent appraised minority share valuation as of June 30, 2009, effective for transactions on or after August 17, 2009.

** Based on the independent appraised minority share valuation as of June 30, 2008, effective for transactions transactions on or after August 13, 2008.

Selected Ratios

(Unaudited)	Three Months Ended September 30, 2009	2008	Nine Months Ended September 30, 2009	2008
PERFORMANCE				
Return on average common equity	8.98%	13.18%	10.66%	14.87%
Return on average assets	0.71%	0.98%	0.84%	1.12%
Net interest margin, FTE	4.00%	4.30%	4.05%	4.29%
Efficiency ratio	66.51%	64.87%	63.01%	62.74%
CREDIT QUALITY (Period End)				
Annualized provision for loan losses to average loans			0.91%	0.40%
Annualized net charge offs to average loans			0.49%	0.09%
Allowance for loan losses to total loans			2.21%	1.62%
Allowance for loan losses to non-accruing loans			84.77%	91.51%
Nonperforming assets to total loans & other real estate owned			3.38%	1.96%
CAPITAL ADEQUACY & LIQUIDITY				
Leverage capital ratio			7.96%	7.06%
Loan to deposit ratio at period end			81.05%	94.23%

Condensed Consolidated Balance Sheets

(Unaudited) (In thousands)	September 30, 2009	2008
ASSETS		
Cash and due from banks	$ 216,532	$ 203,114
Federal funds sold	294,279	37,317
Interest bearing deposits	1,631	1,296
Investment securities	1,297,845	1,030,570
Loans	4,606,454	4,744,675
Less: allowance for loan losses	101,748	77,094
Net loans	4,504,706	4,667,581
Premises & equipment, net	197,261	171,990
Goodwill	183,673	187,297
Company owned life insurance	70,748	68,790
Accrued interest receivable	38,742	42,571
Other real estate owned	31,875	6,025
Mortgage servicing rights	20,224	21,870
Core deposit intangible assets	11,082	13,322
Other assets	54,620	58,270
Total Assets	$ 6,923,218	$ 6,510,013
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits	$ 5,683,130	$ 5,035,344
Federal funds purchased	-	69,420
Securities sold under repurchase agreements	391,336	510,457
Accrued interest payable	19,145	19,704
Accounts payable & accrued expenses	51,951	39,423
Other borrowed funds	5,766	102,257
Long-term debt	77,491	84,695
Subordinated debentures	123,715	123,715
Total Liabilities	6,352,534	5,985,015
Stockholders' equity	570,684	524,998
Total Liabilities and Stockholders' Equity	$ 6,923,218	$ 6,510,013



NON-PERFORMING ASSETS
TO TOTAL LOANS AND
OTHER REAL ESTATE OWNED
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
1Q08
2Q08
3Q08
4Q08
1Q09
2Q09
3Q09

First Interstate BancSystem, Inc.

P.O. Box 30918 □ Billings, Montana 59116 □ (406) 255-5390
www.firstinterstatebank.com

First Interstate BancSystem, Third Quarter 2009

To our shareholders,

First Interstate BancSystem is pleased to announce third quarter 2009 net income to common shareholders of $11,456,000, or $1.46 per diluted share, as compared to $15,033,000, or $1.89 per diluted share, for third quarter 2008. Return on average common equity was 8.98% in third quarter 2009 compared to 13.18% in third quarter 2008, and return on average assets was 0.71% compared to 0.98%.

During third quarter 2009, we continued to actively manage credit quality and provide ample reserves for potential loan losses. We have been diligent in our efforts to maintain our allowance for loan losses at a level we feel is sufficient to provide for estimated losses inherent in our loan portfolio. We recorded provisions for loan losses of $10,500,000 during third quarter 2009 bringing our year-to-date provision to $31,800,000, as compared to year-to-date provisions of $13,320,000 through September 30, 2008. The allowance for loan losses increased to 2.21% of total loans as of September 30, 2009 from 1.83% as of December 31, 2008 and 1.62% as of September 30, 2008.

Nonperforming assets were 3.38% of total loans and other real estate owned as of September 30, 2009 compared to 1.96% as of September 30, 2008. Net loan charge-offs increased to 0.49% of average loans annualized during the first nine months of 2009 from 0.09% during the first nine months of 2008. In addition, during third quarter 2009 we recorded losses on other real estate owned of $5,160,000, the majority of which related to a decline in the estimated market value of one real estate development property.

The net interest margin declined to 4.00% during third quarter 2009, as compared to 4.04% during second quarter 2009 and 4.30% during third quarter 2008. Additional liquidity supporting strong deposit demand combined with weak demand for loans and higher levels of non-performing assets adversely impacted our net interest margin ratio. Our loan to deposit ratio currently stands at 81%, down from 94% just one year ago. During the first nine months of 2009, our focus on balancing growth to improve liquidity resulted in higher federal funds sold balances, which produce lower yields than other interest earnings assets. In addition, interest-free and low cost funding sources, such as demand deposits, federal funds purchased and short-term borrowings comprised a smaller percentage of our total funding base, which further compressed our net FTE interest margin.

Low interest rates in 2009 spurred an increase in residential mortgage loan origination. Income from the origination and sale of residential mortgages increased 84% to $5,090,000 during third quarter 2009 compared to the same period in 2008. Income from the origination and sale of residential mortgages increased 171% to $25,682,000 for the nine months ended September 30, 2009 compared to the same period in 2008. We have retained the servicing of most of the residential mortgages we originate. During third quarter 2009, we expensed mortgage servicing rights impairment of $296,000, as compared to $1,640,000 during third quarter 2008. During the first nine months of 2009, we recorded a net reversal of impairment of $6,969,000 compared to net impairment expense of $895,000 during the same period in 2008.

In May 2009, the FDIC levied a special assessment applicable to all insured depository institutions as part of its plan to replenish the FDIC insurance fund. This special assessment together with changes in fee assessment rates in 2009 substantially increased our FDIC insurance expense. FDIC insurance expense totaled $2,377,000 during third quarter 2009 compared to $904,000 during third quarter 2008 and for the nine months ended September 30, 2009, our FDIC insurance expense was $9,741,000 compared to $1,813,000 during the same period in 2008.

Higher FDIC insurance expenses and losses on other real estate owned were partially offset by a one-time gain of $2,128,000 on the sale of our Class B Visa common stock.

During third quarter 2009, we successfully completed the merger of the First Western Banks into First Interstate Bank. We are pleased to be serving the communities of western South Dakota as First Interstate Bank.

Financial Highlights

Three Months ended September 30,

(Unaudited) (In thousands, except per share data)		2009	2008	% Change
OPERATING RESULTS				
Net income	$	12,318	$ 15,896	-22.5%
Net income to common stockholders		11,456	15,033	-23.8%
Diluted earnings per share		1.46	1.89	-22.8%
Dividends per share		0.45	0.65	-30.8%
PERIOD END BALANCES				
Assets		6,923,218	6,510,013	6.3%
Loans		4,606,454	4,744,675	-2.9%
Investment securities		1,297,845	1,030,570	25.9%
Deposits		5,683,130	5,035,344	12.9%
Stockholders' equity		570,684	524,998	8.7%
Common shares outstanding		7,859	7,937	-1.0%
QUARTERLY AVERAGES				
Assets		6,893,844	6,424,429	7.3%
Loans		4,623,749	4,672,200	-1.0%
Investment securities		1,171,740	1,031,446	13.6%
Deposits		5,593,024	4,944,992	13.1%
Stockholders' equity		555,984	503,867	10.3%
Common shares outstanding		7,806	7,805	0.0%

We are pleased to report that our recent stock offering generated $3,770,000 of additional capital. On October 7, 2009, we paid dividends of $0.45 per common share.

Our Board of Directors, together with management, has been evaluating our capital structure and needs as part of our ongoing business planning. Several financing alternatives for enhancing our capital and equity position are currently being considered, including a private equity offering, debt issuance and other funding transactions. As part of these alternatives, the Board is giving consideration to an initial public offering which would eliminate our need to conduct and fund quarterly stock repurchases and may enhance the value of our common stock. We will continue to evaluate our financing opportunities and steps are being taken to prepare the Company to pursue any one of these alternatives. Any decision regarding a financing transaction, and our ability to complete such a transaction, will depend on prevailing market conditions and other factors.

As we continue to face many economic challenges, particularly the ongoing loss of jobs nationally and regionally and declining real estate values, our conservative approach has allowed us to maintain a strong balance sheet and continued profitability. We have met our strategic goal of building capital and have vastly improved our liquidity. We will continue to focus on improving earnings and managing credit quality in the upcoming quarters. Lyle R. Knight, our President and Chief Executive Officer, has agreed to delay his retirement, previously scheduled to occur in early 2011, until March 31, 2012. We thank our dedicated team of employees and directors for their continued commitment to our success.

Lyle R. Knight
President
Chief Executive Officer

Terrill R. Moore
Executive Vice President
Chief Financial Officer